Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney TT II, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney TT II, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney TT II, LLC as of December 31, 2013 and 2012, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2014

Morgan Stanley Smith Barney TT II, LLC

Statements of Financial Condition

	December 31,
	2013	2012
	$	$
ASSETS
Trading Equity:
Unrestricted cash	401,376,915	425,150,733
Restricted cash	77,890,691	76,801,675

Total cash	479,267,606	501,952,408

Net unrealized gain on open contracts (MS&Co.)	31,106,044	11,306,179
Net unrealized loss on open contracts (MSIP)	—	(2,146,771)

Total net unrealized gain on open contracts	31,106,044	9,159,408

Total Trading Equity	510,373,650	511,111,816

Total Assets	510,373,650	511,111,816

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES
Redemptions payable	1,346,141	—
Accrued management fees	716,518	742,253
Clearing fees due to MS&Co.	35,251	—
Accrued incentive fee	12,273	—
Accrued administrative fees	7,058	9,334

Total Liabilities	2,117,241	751,587

MEMBERS’ CAPITAL
Non-Managing Members	508,256,409	510,360,229

Total Members’ Capital	508,256,409	510,360,229

Total Liabilities and Members’ Capital	510,373,650	511,111,816

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Condensed Schedule of Investments

December 31, 2013

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(2,695,339)	(0.53)
Equity	6,325,862	1.24
Foreign currency	6,855,404	1.35
Interest rate	(1,061,068)	(0.21)

Total Futures and Forward Contracts Purchased	9,424,859	1.85

Futures and Forward Contracts Sold
Commodity	11,383,666	2.23
Equity	1,015,823	0.20
Foreign currency	5,698,280	1.12
Interest rate	3,406,685	0.67

Total Futures and Forward Contracts Sold	21,504,454	4.22

Unrealized Currency Gain	176,731	0.03

Net fair value	31,106,044	6.10

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Condensed Schedule of Investments

December 31, 2012

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(4,350,327)	(0.85)
Equity	869,652	0.17
Foreign currency	711,623	0.14
Interest rate	3,994,701	0.78

Total Futures and Forward Contracts Purchased	1,225,649	0.24

Futures and Forward Contracts Sold
Commodity	8,124,242	1.59
Equity	(82,790)	(0.01)
Foreign currency	698,621	0.13
Interest rate	(565,051)	(0.11)

Total Futures and Forward Contracts Sold	8,175,022	1.60

Unrealized Currency Loss	(241,263)	(0.05)

Net fair value	9,159,408	1.79

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Statements of Income and Expenses

	For the Years Ended December 31,
	2013	2012	2011
	$	$	$
INVESTMENT INCOME (LOSS)
Interest income (MS&Co. & Morgan Stanley Wealth Management)	3,797	1,279	(22,098)

EXPENSES
Management fees	8,768,386	9,436,888	4,806,982
Brokerage, clearing and transaction fees	1,933,200	2,026,974	827,109
Administrative fees	99,204	128,225	242,862
Incentive fees	13,558	853,689	5,170

Total Expenses	10,814,348	12,445,776	5,882,123

NET INVESTMENT LOSS	(10,810,551)	(12,444,497)	(5,904,221)

TRADING RESULTS
Trading profit (loss):
Net Realized	(12,885,974)	14,510,415	(39,497,375)
Net change in unrealized	21,946,636	(6,762,839)	14,329,783

Total Trading Results	9,060,662	7,747,576	(25,167,592)

NET LOSS	(1,749,889)	(4,696,921)	(31,071,813)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2013, 2012, and 2011

	Managing Member	Non-Managing Members	Total
	$	$	$
Members’ Capital, December 31, 2010		43,741,623	43,741,623
Capital Contributions	—	476,956,782	476,956,782
Net Loss	—	(31,071,813)	(31,071,813)
Capital Withdrawals	—	(13,010,679)	(13,010,679)

Members’ Capital, December 31, 2011	—	476,615,913	476,615,913
Capital Contributions	—	63,487,879	63,487,879
Net Loss	—	(4,696,921)	(4,696,921)
Capital Withdrawals	—	(25,046,642)	(25,046,642)

Members’ Capital, December 31, 2012	—	510,360,229	510,360,229
Capital Contributions	—	34,783,187	34,783,187
Net Loss	—	(1,749,889)	(1,749,889)
Capital Withdrawals	—	(35,137,118)	(35,137,118)

Members’ Capital, December 31, 2013	—	508,256,409	508,256,409

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

1.	Organization

Morgan Stanley Smith Barney TT II, LLC (“TT II, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney LLC managed futures funds. Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”). The Trading Company commenced operations on August 1, 2007. Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company. Ceres has retained Transtrend B.V. (“Transtrend” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Transtrend, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company. As of December 31, 2013, LV Futures Fund L.P. (a Delaware limited partnership), Meritage Futures Fund L.P. (a Delaware limited partnership), Orion Futures Fund L.P. (“Orion”) (a New York limited partnership), Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) (a Delaware limited partnership) and Managed Futures Strategic Alternatives, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). MSSBH is wholly-owned indirectly by Morgan Stanley. Prior to June 30, 2013, Citigroup Inc. was the indirect minority owner of MSSBH. Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”). Morgan Stanley & Co. International plc (“MSIP”) previously served as a clearing commodity broker for the Trading Company. MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. Morgan Stanley Wealth Management, previously acted as a non-clearing broker for the Trading Company. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co. and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Effective December 31, 2013, Managed Futures Premier Rotterdam L.P. (a Delaware limited partnership) was terminated as a Member of the Trading Company.

Effective June 30, 2013, Orion Futures Fund (Cayman) Ltd. (a Cayman Islands exempt company) was terminated as a Member of the Trading Company.

Effective June 1, 2013, Custom Solutions became a Member of the Trading Company.

2.	Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Revenue Recognition – Monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. When the effective rate is less than zero, no interest is earned. For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received. MS&Co. and Ceres will retain any excess interest not paid to the Trading Company in permitted investments.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized trading profit/loss and unrealized trading profit (loss) in the Statements of Income and Expenses.

Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and (c) options purchased at fair value, if any. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit in commodity brokerage accounts with Morgan Stanley. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on only the offsetting London Metal Exchange positions. All of these amounts are maintained in separate accounts. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There are no administrative fees allocated to Orion and Orion’s Members’ Capital was excluded from the determination of the Administrative Fee.

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month. The

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital. Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2013 and 2012. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. No income tax returns are currently under examination.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)	The sole determination of Ceres; or

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

In June 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-08, “Financial Services – Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”. ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Trading Company is currently evaluating the impact this pronouncement would have on the financial statements.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

3.	Related Party Transactions

The Trading Company’s cash is on deposit in commodity brokerage accounts with Morgan Stanley. MS&Co. pays interest on these funds as described in Note 2. Summary of Significant Accounting Policies. The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. Summary of Significant Accounting Policies. The Trading Company pays the Administrative Fee to Ceres as described in Note 2. Summary of Significant Accounting Policies.

4.	Trading Advisor

Ceres retains Transtrend to make all trading decisions for the Trading Company.

Fees paid to Transtrend by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrues and pays Transtrend a monthly management fee based on a percentage of Members’ Capital as described in the amended advisory agreement among the Trading Company, Ceres, and Transtrend.

Incentive Fee – The Trading Company pays Transtrend a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When Transtrend experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Transtrend must recover such losses before it is eligible for an incentive fee in the future. Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

5.	Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Off-exchange-traded contracts are fair valued as discussed in Note 2. Summary of Significant Accounting Policies.

The Trading Company’s contracts are accounted for on a trade-date basis. A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)	Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)	Terms that require or permit net settlement.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2013	29,044,412	2,061,632	31,106,044	Dec. 2017	Jun. 2014
2012	9,377,844	(218,436)	9,159,408	Dec. 2016	Mar. 2013

6.	Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile. If Transtrend incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Transtrend will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co. and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $508,312,018 and

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

$511,330,252 at December 31, 2013 and 2012, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

7.	Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

On January 1, 2013, the Trading Company adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2013 and 2012, respectively.

Offsetting of Derivative Assets and Liabilities as of December 31, 2013:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	36,846,486	(7,978,805)	28,867,681
Forwards	2,533,238	(471,606)	2,061,632

Total Assets	39,379,724	(8,450,411)	30,929,313

Liabilities
Futures	(7,978,805)	7,978,805	—
Forwards	(471,606)	471,606	—

Total Liabilities	(8,450,411)	8,450,411	—

Unrealized currency gain			176,731

Total net unrealized gain on open contracts			31,106,044

Offsetting of Derivative Assets and Liabilities as of December 31, 2012:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	22,448,231	(12,829,124)	9,619,107
Forwards	905,962	(905,962)	—

Total Assets	23,354,193	(13,735,086)	9,619,107

Liabilities
Futures	(12,829,124)	12,829,124	—
Forwards	(1,124,398)	905,962	(218,436)

Total Liabilities	(13,953,522)	13,735,086	(218,436)

Unrealized currency loss			(241,263)

Total net unrealized gain on open contracts			9,159,408

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2013 and 2012:

December 31, 2013

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	2,295,071	(4,990,410)	12,260,166	(876,500)	8,688,327	11,754
Equity	6,360,233	(34,371)	1,240,573	(224,750)	7,341,685	6,017
Foreign currency	7,467,309	(611,905)	6,018,396	(320,116)	12,553,684	8,248
Interest rate	307,091	(1,368,159)	3,430,885	(24,200)	2,345,617	15,439

Total	16,429,704	(7,004,845)	22,950,020	(1,445,566)	30,929,313

Unrealized currency gain					176,731

Total net unrealized gain on open contracts					31,106,044

December 31, 2012

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	664,392	(5,014,719)	9,387,548	(1,263,306)	3,773,915	7,477
Equity	1,795,835	(926,183)	40,160	(122,950)	786,862	5,186
Foreign currency	3,541,076	(2,829,453)	1,888,830	(1,190,209)	1,410,244	6,671
Interest rate	5,861,532	(1,866,831)	174,820	(739,871)	3,429,650	24,676

Total	11,862,835	(10,637,186)	11,491,358	(3,316,336)	9,400,671

Unrealized currency loss					(241,263)

Total net unrealized gain on open contracts					9,159,408

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2013, 2012, and 2011, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2013 included in Total Trading Results:

Type of Instrument	$
Commodity	(15,190,812)
Equity	48,419,641
Foreign currency	(8,819,489)
Interest rate	(15,766,672)
Unrealized currency gain	417,994

Total	9,060,662

Line Items on the Statements of Income and Expenses for the year ended December 31, 2013:

Trading Results	$
Net Realized	(12,885,974)
Net change in unrealized	21,946,636

Total Trading Results	9,060,662

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2012 included in Total Trading Results:

Type of Instrument	$
Commodity	(34,663,992)
Equity	15,211,726
Foreign currency	1,939,279
Interest rate	25,482,850
Unrealized currency loss	(222,287)

Total	7,747,576

Line Items on the Statements of Income and Expenses for the year ended December 31, 2012:

Trading Results	$
Net Realized	14,510,415
Net change in unrealized	(6,762,839)

Total Trading Results	7,747,576

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$
Commodity	(8,811,893)
Equity	(10,520,245)
Foreign currency	(26,011,994)
Interest rate	20,212,434
Unrealized currency loss	(35,894)

Total	(25,167,592)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$
Net Realized	(39,497,375)
Net change in unrealized	14,329,783

Total Trading Results	(25,167,592)

8.	Fair Value Measurements and Disclosures

On October 1, 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements”, which makes minor technical corrections and clarifications to ASC 820, “Fair Value Measurements and Disclosures”. When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 – unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and consideration of factors specific to the investment.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2013	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	36,846,486	—	n/a	36,846,486
Forwards	—	2,533,238	n/a	2,533,238

Total Assets	36,846,486	2,533,238	n/a	39,379,724

Liabilities
Futures	7,978,805	—	n/a	7,978,805
Forwards	—	471,606	n/a	471,606

Total Liabilities	7,978,805	471,606	n/a	8,450,411

Unrealized currency gain				176,731

*Net fair value	28,867,681	2,061,632	n/a	31,106,044

December 31, 2012	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	22,448,231	—	n/a	22,448,231
Forwards	—	905,962	n/a	905,962

Total Assets	22,448,231	905,962	n/a	23,354,193

Liabilities
Futures	12,829,124	—	n/a	12,829,124
Forwards	—	1,124,398	n/a	1,124,398

Total Liabilities	12,829,124	1,124,398	n/a	13,953,522

Unrealized currency loss				(241,263)

*Net fair value	9,619,107	(218,436)	n/a	9,159,408

*	This amount comprises of the “Total net unrealized gain on open contracts” on the Statements of Financial Condition.

During the twelve months ended December 31, 2013 and 2012, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

Morgan Stanley Smith Barney TT II, LLC

Notes to Financial Statements

9.	Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

	For the Years Ended December 31,
	2013	2012	2011
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(2.16)%	(2.31)%	(2.16)%
Expenses before Incentive Fees	2.16%	2.15%	2.15%
Expenses after Incentive Fees	2.16%	2.31%	2.15%
Net Loss	(0.35)%	(0.87)%	(11.37)%
TOTAL RETURN BEFORE INCENTIVE FEES	(0.36)%	(1.01)%	(10.65)%
TOTAL RETURN AFTER INCENTIVE FEES	(0.37)%	(0.97)%	(10.64)%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

10.	Subsequent Events

Management performed its evaluation of subsequent events through March 25, 2014, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements other than those disclosed below.

Effective January 1, 2014, the advisory agreement among the Trading Company, Ceres and Transtrend was amended to decrease the management fee percentage.